Exhibit 10.4

FIRST FOUNDATION INC.

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

On ______ __, 20__, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of First Foundation Inc., a Delaware corporation (the “Company”), granted to ________________ (“Participant” or “you”), the number of Restricted Stock Units (the “RSUs”) set forth below pursuant to and on the terms and subject to the restrictions and conditions contained in the Company’s 2015 Equity Incentive Plan (the “Plan”) and in this Restricted Stock Unit Agreement (this “RSU Agreement” or this “Agreement”).  Any term with an initial capital letter that is included, but is not defined, in this RSU Agreement shall have the meaning given to such term in the Plan, unless the context in which such term is used clearly indicates that another meaning is intended.

Name of Participant:
Number of RSUs:

_______________.  Subject to the adjustment provisions in Section 3.5 of the Plan, upon vesting each of the RSUs will represent a right to receive, upon settlement thereof, one (1) share of Company Common Stock, par value $0.001 per share.

Date of Grant:	__________ __, 20__
Vesting Schedule:
RSU Expiration Date:

The earlier of (i) the settlement of all RSUs granted hereunder, or (ii) the date as of which any remaining unvested RSUs have terminated or been forfeited, as described in the RSU Agreement or the Plan.

Additional Terms and Conditions:

☐If this box is checked, the additional terms and conditions set forth on Attachment A hereto (as executed by the Company) are applicable to the RSUs and, by this reference are incorporated into and made an integral part of this Agreement.  No document need be attached as Attachment A if the box is not checked.

BY SIGNING BELOW, YOU ARE ACCEPTING THE GRANT OF THE RSUs AND YOU ARE ENTERING INTO THIS AGREEMENT AND ARE AGREEING TO ALL OF THE TERMS, RESTRICTIONS AND CONDITIONS CONTAINED IN THIS AGREEMENT AND IN THE PLAN.  You also acknowledge that you have previously received copies of the following: (i) this Agreement; (ii) the Plan, and (iii) the Plan Prospectus.

PARTICIPANT: Signature: Print Name:	FIRST FOUNDATION INC. By: Name: Its:

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Agreement continues on next page.)

1.RSUs.  Subject to the adjustment provisions of the Plan, upon vesting each of the RSUs will represent a right to receive, upon settlement thereof, one (1) share of common stock, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”).

2.Settlement of RSUs.  Settlement of the RSUs that vest on any vesting date set forth on the first page of this Agreement and/or upon satisfaction of any vesting conditions set forth in this Agreement or in Attachment A hereto, shall be made within thirty (30) days of vesting.  Settlement of RSUs shall be in Shares.  Settlement means the delivery of the Shares vested under an RSU.  No fractional RSUs or rights for fractional Shares shall be created pursuant to this RSU Agreement.

3.No Stockholder Rights.  You shall have no ownership interest in or to any of the Shares underlying the RSUs, and shall have no right of a stockholder with respect to any such Shares, unless and until such time as Shares are issued in settlement of vested RSUs.

4.Dividend Equivalents.  Dividends, if any (whether payable in cash, Shares or other securities or other property) declared prior to settlement of RSUs, shall not be credited to you.

5.No Transfers of RSUs.  RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the express terms of the Plan or as may be approved in advance by the Committee on a case-by-case basis.

6.Termination of RSUs.

(a)If there is a cessation of your continuous Service for any reason, including a termination of your employment or Service by the Company or any Affiliate (as the case may be), with or without “Cause” (as defined in Section 2.5 of the Plan), all then unvested RSUs shall be forfeited to the Company forthwith, and all rights you have in or to such RSUs shall immediately terminate.

(b)If the vesting of the RSUs, or any of them, is subject to satisfaction of any conditions (“Vesting Conditions”), in addition to or in lieu of remaining in the continuous Service for a period or periods of time set forth in the Vesting Schedule, the RSUs will terminate and be forfeited back to the Company upon the failure of such Vesting Condition or Conditions to be satisfied, as more fully set forth in Attachment A hereto.

(c)In case of any dispute as to whether a cessation of your continuous Service has occurred or whether or not there has been a failure of any other Vesting Condition to be satisfied, the Committee shall have sole discretion to determine, with finality, whether such cessation of Continuous Service has occurred or if there has been a failure of any other Vesting Condition to be satisfied and the effective date of the termination and forfeiture of the unvested RSUs resulting therefrom.

7.Income Tax Consequences; Withholding Taxes.

(a)Regardless of any action taken by the Company and/or Company Affiliate with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that you will are liable for the payment of all Tax-Related Items legally due by you and that that neither the Company nor any Company Affiliate shall have any liability of any kind or nature for or in respect of any of such Tax-Related Items.  You further acknowledge and agree that neither the Company nor any Company Affiliate (i) has provided or is providing any tax advice to you with respect to your acceptance of the RSU Award to you hereunder or the acquisition of Shares upon settlement thereof or with respect to the disposition by you of any of those Shares, and you are relying solely on your own personal tax advisor(s) for such advice; (ii) is making any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award hereunder of the RSUs, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired upon such settlement and the receipt of dividends thereon (if any); and (iii) is committing to structure the terms of your RSU Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.  You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or Company Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the issuance to you of any Shares as a result of the vesting of any of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or any Company Affiliate to satisfy and discharge, without liability to the Company or any Company Affiliate, all withholding and payment on account obligations of the Company and/or such Company Affiliate.  In this regard, you authorize the Company and/or such Company Affiliate to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation that is or has become payable to you by the Company and/or such Company Affiliate.  With the prior approval of the Compensation Committee (as may be evidenced by provisions contained in Attachment A hereto), these arrangements may also include, if permissible under applicable law and government regulations: (i) withholding and cancelling Shares that otherwise would be issued to you upon vesting and settlement of any of the RSUs, provided that the Company only withholds a number of such Shares required to satisfy the minimum statutory withholding amount, (ii) delivering to the Company for cancellation shares of Company Common Stock already owned by you, (iii) having the Company withhold taxes from the proceeds of the sale of any of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (iv) your payment of a cash amount, or (v) any other arrangement approved in advance by the Compensation Committee, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy, if applicable, and applicable law.  The Fair Market Value (as defined in the Plan) of any Shares withheld or other shares of Company Common Stock cancelled to pay any or all Tax-Related Items will be determined as of the date on which the RSUs in question first became vested and will be applied as a credit against the withholding taxes and any other Tax Related Items payable by you.  You shall pay to the Company or such Company Affiliate (as the case may be) any amount of Tax-Related Items that the Company or such Company Affiliate may be required to withhold from your compensation as a result of your participation in the Plan, the grant or vesting of the RSUs or the sale or other disposition of the Shares acquired on vesting that cannot be satisfied by the means previously described.  Finally, you acknowledge that the Company has no obligation to deliver any Shares to you unless and until you have satisfied your obligations to pay the Tax-Related Items as described in this Section.

8.Entire Agreement; Amendments and Waivers.  This RSU Agreement (including any terms or conditions that may be set forth in Attachment A hereto) and the Plan contain all of the agreements and understandings of the Company and you relating to, and supersede all prior agreements and understandings (written or oral) and all prior discussions between you and the Company with respect to, the subject matter of this Agreement.  No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless such amendment or waiver is set forth in a writing that is signed by the parties to this RSU Agreement.  The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any such rights.

9.Compliance with Laws; Limitation of Company Liability for Nonissuance.

(a)The issuance of Shares upon the vesting of any of the RSUs will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance.  The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, as determined by the Company in its sole discretion.

(b)The Company will use its diligent efforts to obtain from any applicable regulatory agency such authority or approvals as may be required in order to issue Shares to you upon the vesting of the RSUs, in whole or in part.  The inability of the Company to obtain any such authority or any approvals which are deemed by the Company’s counsel to be necessary for the lawful issuance of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance of such Shares as to which such requisite authority or any such approvals have not been obtained.

10.Governing Law; Severability; Jurisdiction over Disputes.  This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with and enforced under the laws of the State of Delaware, without giving effect to Delaware’s conflicts of law principles or rules.  If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms.  Unless otherwise agreed in writing by the Company, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for purposes of litigating any dispute that may arise directly or indirectly with respect to or in connection with the RSUs, or their grant, vesting or settlement, or this Agreement or the Plan, and each of the Company and you irrevocably consents to the exclusive jurisdiction of such courts with respect to the litigation of any such disputes.

11.No Rights as Employee, Director or Consultant.  Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company or any Company Affiliate to terminate your employment or Service for any reason, with or without Cause, and nothing in this RSU Agreement or the Plan, or the grant of the RSUs to you, entitles you to continued employment or Service with the Company or any Company Affiliate.

12.Consent to Electronic Delivery of All Plan Documents and Disclosures.  By your acceptance of the RSUs, you consent to the electronic delivery of this RSU Agreement, the Plan, account statements, Plan Prospectuses, and of reports and proxy statements filed by the Company with the Securities and Exchange Commission, and all other documents that the Company is required to deliver to its security holders (including annual reports) or other communications or information relating to the RSUs, this Agreement or the Plan.  Electronic delivery may include the delivery of a link to a Company intranet or to the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other delivery methods as the Company may determine in its discretion. The Company retains the right, however, to deliver paper copies of such documents in lieu of or in addition to the electronic delivery thereof to you.  You acknowledge your understanding that you may receive from the Company a paper copy of any documents that may have been or may otherwise be delivered to you electronically, at no cost, by making such request on the Company by telephone, through a postal service or by electronic mail at
________@ff.-inc.com. Also, you acknowledge your understanding that you are not required to consent to electronic delivery of documents or other information, as outlined above, and that you may withhold, or at any time hereafter revoke or change your consent to electronic delivery, including any change in the electronic mail address to which documents are delivered to you (if you have provided an electronic mail address), by notifying the Company thereof by telephone, postal service or by electronic mail at ________@ff.-inc.com.

13.Code Section 409A.  For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations promulgated under the Code.

14.Adjustments Upon Changes in Capital Structure.  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend or other similar change in the capital structure of the Company, then, in accordance with the provisions of Section 3.5 of the Plan, appropriate adjustment shall be made by the Compensation Committee to the number of Shares subject to the unvested RSUs, in order to preserve, as nearly as practical, but not to increase, the benefits of the Participant under this RSU Agreement.

15.Lock-Up Agreement.  Upon request of the Company or the underwriter or underwriters managing any underwritten offering of the Company’s securities (the “Managing Underwriter(s)”), you hereby agree as follows:  (a) you will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however and whenever acquired (other than any securities owned by you that are to be offered for sale in the offering), without the prior written consent of the Company or such managing underwriter(s), as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of the registration statement filed with the Securities Exchange Commission for such offering (the “Lockup Period”) as may be requested by the Company or such managing underwriter(s) and (b) you will execute an agreement reflecting the foregoing as may be requested by the Company or the managing underwriter(s) at the time of, or within thirty (30) days prior to, the filing of such registration statement; provided, however, that, if during the last seventeen (17) days of the Lockup Period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the Lockup Period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the Lockup Period, then, upon the request of the managing underwriter(s), to the extent required by any FINRA rules, the restrictions imposed by this Section shall continue to apply until the end of the third trading day following the expiration of the fifteen (15)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.  In no event will the Lockup Period extend beyond two hundred sixteen (216) days after the effective date of the registration statement.  The rights of the Company and any managing underwriter(s), and your obligations, under this Section 18 shall survive the vesting of the RSUs and the issuance of Shares on settlement thereof until such time as such Shares have been sold or otherwise transferred in compliance with the Securities Act (as defined in the Plan), or in reliance on any exemptions from the registration requirements thereof.

16.Award Subject to Clawback or Recoupment.  You agree that to the extent permitted or required by applicable law or government regulations applicable to the Company, the RSUs, the Shares issuable on vesting and settlement thereof, and any gains or profits you may realize on any disposition of such Shares shall be subject to clawback or recoupment pursuant to any incentive compensation clawback or recoupment policy adopted by the Board or any requirements of law that are applicable to the Company or you during or after the term of your employment or other Service with the Company or any Company Affiliate.  In addition to any other remedies available under such policy, you acknowledge and agree that applicable law may require the cancellation of your RSUs (whether vested or unvested), the cancellation or forfeiture of Shares issued upon vesting and settlement of your RSUs and the recoupment of any gains or profits realized with respect to your RSUs or as a result of the sale or other disposition by or for your account of Shares issued to you or for your account upon or following settlement of the RSUs granted hereunder.

17.Binding Agreement.  All covenants and agreements herein contained by or on behalf of any of the parties shall bind and inure to the benefit of the parties and their respective successors by operation of law and any persons to which the Company may assign its rights hereunder and any persons to whom you are permitted to assign your RSUs in accordance with the Plan.

18.Interpretation.  This RSU Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof shall, for any reason, be construed against a party.  Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the terms “including” and “include” shall not be limiting and shall mean “including, but not limited to,” or “include without limitation”, and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this RSU Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.   The section, subsection and any paragraph headings contained herein are for convenience of reference only and are not intended to and shall not define, limit or affect, and shall not be considered in connection with, the interpretation or application of any of the terms or provisions of this RSU Agreement.

19.Conflicts.  If any of the terms or provisions contained in this RSU Agreement conflict with any of the terms or provisions of the Plan, and such conflict cannot be resolved by the Committee in a manner that is consistent with the terms and purposes of the Plan, then the terms or provisions of the Plan in question shall control in that instance.

20.Notices.  Any notice, demand or request required or permitted to be given under or with respect to this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid (or by such other method as the Committee may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention:  Chief Financial Officer; and, if addressed to the Participant, at his or her most recent address as shown in the employment or other records of the Company.

21.Survival.  If any RSUs granted hereunder vest, then this Agreement, and the respective rights and obligations of the parties shall survive the expiration or any earlier termination of this Agreement.

22.Counterparts.  This Agreement may be executed in two or more counterparts, and each such executed counterpart, and any photocopy, facsimile copy, digital and pdf. copy thereof, shall be deemed an original, but all of which together shall be deemed to constitute one and the same instrument.

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ATTACHMENT A

ADDITIONAL TERMS AND CONDITIONS

Set forth below are additional terms or conditions that are applicable to the RSU Award, which terms or conditions are hereby incorporated into and made an integral part of the RSU Agreement.

Any term with an initial capital letter contained, but not defined, in this Attachment A, shall have the meaning given to it in this RSU Agreement or in the Plan, unless the context in which such term is used in this Attachment A clearly indicates that a different meaning is intended.

1.Payment of Withholding Taxes (check appropriate box):1

Subject to applicable law:   ☐ Participant shall,   ☐ Participant shall not, be permitted to pay the withholding taxes and any other Tax-Related Items (as defined in the RSU Agreement) by (i) the Company’s cancellation of a number of the Shares otherwise issuable on vesting and settlement of any of the RSUs, or delivery to the Company and cancellation of a number of shares of Company Common Stock already owned by Participant, in either case, with a Fair Market Value, as of the date of the vesting of the RSUs, equal to the aggregate amount of the withholding taxes and any other Tax-Related Items required to be withheld in connection with or as a result of the vesting of the RSUs or any of them, or by a combination of the foregoing methods of payment.

[NOTE:  If there are no other additional terms or conditions, please insert the word “NONE” below.  If, on the other hand, there are other additional terms or conditions (for example, such as, but not limited to, Vesting Conditions), insert those other terms and/or conditions below and on additional pages if necessary.]

PARTICIPANT: Signature: Print Name:	FIRST FOUNDATION INC. By: Name: Its:

[1]	Applicable only to Participants who are employees of the Company or of any Company Affiliate.

A-1